Exhibit 4.5.3
THIRD SUPPLEMENTAL INDENTURE

Third Supplemental Indenture, dated as of February 6, 2026 (this “Supplemental Indenture”), among CAREFREE TITLE AGENCY OF ALABAMA, INC., an Alabama corporation (the “Additional Subsidiary Guarantor”), a subsidiary of MERITAGE HOMES CORPORATION, a Maryland corporation (or its permitted successor) (the “Company”), the Company, the other Subsidiary Guarantors (as defined in the Indenture referred to herein) and REGIONS BANK, an Alabama banking corporation, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of May 9, 2024 (the “Indenture”), providing for the issuance of 1.75% Convertible Senior Notes due 2028 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Additional Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Additional Subsidiary Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and
WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Additional Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2. Agreement to Guarantee. The Additional Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Additional Subsidiary Guarantor hereby agrees, on a joint and several basis with all the existing Subsidiary Guarantors, to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article 13 thereof.
3. Ratification of Indenture – Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. No Recourse Against Others. No recourse for the payment of the principal of or accrued and unpaid interest on any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, in this Supplemental Indenture or in any Note, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Company or any Additional Subsidiary Guarantor or of any successor corporation, either directly or through the Company, any Additional Subsidiary Guarantor or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise. The waiver and release are part of the consideration for issuance of the Notes.
5. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK
6. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
7. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the other parties hereto shall be deemed to be their original signatures for all purposes.
8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
9. The Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity, execution or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which are made solely by the Additional Subsidiary Guarantor and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated: February 6, 2026

CAREFREE TITLE AGENCY OF ALABAMA, INC.

By:	/s/ Hilla Sferruzza
Name: Hilla Sferruzza
Title: Executive Vice President, Chief Financial Officer and Assistant Secretary

MERITAGE HOMES CORPORATION
By:	/s/ Hilla Sferruzza
Name: Hilla Sferruzza
Title: Executive Vice President, Chief Financial Officer and Assistant Secretary

REGIONS BANK, as Trustee

By:	/s/ Craig A. Kaye
Name: Craig A. Kaye
Title: Vice President

[Signature Page to Third Supplemental Indenture]